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                                                                   EXHIBIT 10.14

                         EXECUTIVE EMPLOYMENT AGREEMENT


          THIS AGREEMENT (this "agreement") is made and entered into effective as of August 1, 1999, by and between APCOA/STANDARD PARKING, INC., a Delaware corporation (the "Company") and JAMES A. WILHELM ("Executive").

                                    RECITALS

         A. Prior to the effective date hereof, Executive was employed by the Company. The Company is in the business of operating private and public parking facilities for itself, its subsidiaries, affiliates and others, and as a consultant and/or manager for parking facilities operated by others throughout the United States (the Company and its subsidiaries and affiliates, and other Company-controlled businesses engaged in parking garage management (in each case including their predecessor's or successor's) are referred to hereinafter as the "Parking Companies").

         B. In the course of Executive's employment previously and hereunder, Executive has had and will have access to highly confidential and proprietary information of the Parking Companies and their clients, including without limitation the information referred to in Paragraph 5.

         C. The Company and Executive desire to continue Executive's employment relationship with the Company and to amend and restate the terms of Executive's employment agreement, on and subject to the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of (i) the foregoing premises, (ii) the mutual covenants and agreements herein contained, (iii) the severance rights provided to Executive as set forth herein (iv) the salary continuation payment payable on termination and, (v) the increased non-qualified pension benefits provided to Executive by separate agreement, the Company and Executive hereby covenant and agree as follows:

         I. Performance of Service. Executive's employment with the Company shall be subject to the following:

         (a) The Company agrees to employ Executive in the position of Executive Vice President. The Company reserves the right to change the title and duties of Executive from time to time; provided, however, that Executive shall not, without his consent, be assigned duties substantially inconsistent with the foregoing.

         (b) Executive agrees to faithfully and efficiently perform his duties and devote his full working time and his best efforts to the business and affairs of the Company.



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         (c)  Executive's duties may include providing services for any one or more of the Parking Companies, and Executive shall hold such other positions in such other Parking Companies as may be assigned to him from time to time. Executive acknowledges that the relative time and effort that he will need to devote to any of the Parking Companies will vary from time to time as required by the respective business needs of the Company and such other Parking Companies as may be in existence from time to time. Executive may also be called upon by the Company to perform consulting or other advisory services for various clients of the Company and/or the other Parking Companies from time to time.

         (d) Notwithstanding the foregoing provisions of this Paragraph 1, Executive may engage in activities other than those required under this Agreement, such as management of personal investments, activities involving professional, charitable, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations, and similar type activities to the extent that such other activities do not interfere with the performance of Executive's duties under this Agreement, or conflict in any material way with the Company's business.

         2. Compensation. Subject to the terms of this Agreement, while he is employed by the Company, the Company shall compensate Executive for Executive's services as follows:

         (a) Salary. Executive shall receive a base salary at the rate of not less than $300,000 per annum (the "Salary"), payable in accordance with the normal payroll practices of the Company as in effect from time to time (but not less frequently then monthly). The Salary shall be subject to periodic review and, in the sole discretion of the Company, may be adjusted without affecting any of the other provisions of this Agreement.

         (b) Bonus. For each calendar year during the term of this Agreement, the Executive shall be eligible to receive an annual bonus (the "Annual Bonus"), based upon the terms and conditions of an annual bonus program to be established by the Company.

         (c) Equity Plan. In the event the Company adopts an equity incentive plan or program (the "Equity Plan") for its key executives, the Executive shall be entitled to participate in the Equity Plan from and after the effective date thereof in accordance with the terms and conditions of such plan.

         (d) Business Expenses. Executive shall be reimbursed by the Company for those business expenses authorized by the Company and for those which are necessarily and reasonably incurred on behalf of the Company and which may properly be deducted by the Company as business expenses for federal tax purposes.

         (e) Vacations. Executive shall be entitled to four (4) weeks of annual vacation, to be taken in accordance with the Company's vacation policy as in effect from time to time and shall be taken at times which do not unreasonably interfere with Executives duties.


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         (f)  Benefits. Executive and/or Executive's family, as the case may be, shall be eligible for participation and shall receive all benefits under group medical, dental, term life and disability insurance and other welfare benefit plans, practices, policies and programs provided by the Company, as in effect from time to time, on the same terms and conditions as those applicable to peer Executives.

         (g)  [Intentionally Deleted]

         (h) Annuity. Executive may become entitled to certain non-qualified annuity, retirement and/or death benefits pursuant to a separate written Deferred Compensation Agreement dated as of August 1, 1999 (the "Deferred Compensation Agreement") entered into between Executive and the Company (as successor in interest to Standard Parking, L.P.). Notwithstanding anything in the Deferred Compensation Agreement to the contrary, upon the death of Executive either: (i) while employed by the Company before attaining age 65 or (ii) prior to Executive acquiring ownership of one or more of the annuity policies identified on Schedule I attached hereto pursuant to either Paragraph 4(i) or 4(j) hereof, the Company shall pay to the beneficiary or beneficiaries designated by Executive, or to his estate if there is no named beneficiary, an amount equal to the full death benefits payable under the annuity policies identified on Schedule I attached hereto, less an amount (the "Reduction Amount") equal to the greater of (i) the Guaranteed Cash Value (as defined below) of such annuity policies owned by the Company immediately preceding Executive's date of death or (ii) the aggregate amount of premiums or other sums paid by the Company or in connection with the maintenance of such policies from their respective dates of issuance. The "Guaranteed Cash Value" of an annuity policy shall mean the present value, as of the last anniversary of such policy for which premiums have been paid, of future benefits provided by the policy, as such present value is determined in accordance with or as indicated in the table of values set forth in the policy, less any outstanding loans and loan interest. Upon the death of Executive either: (i) after attaining age 65, if Executive's employment with the Company continues until he attains age 65 or (ii) any time subsequent to Executive acquiring ownership of one or more of the annuity policies identified on Schedule 1 attached hereto pursuant to either Paragraph 4(i) or Paragraph 4(j) hereof, the Company shall pay to the beneficiary or beneficiaries designated by Executive, or to his estate if there is no named beneficiary, an amount equal to the full death benefits payable under the annuity policies acquired by Executive pursuant to either Paragraph 4(i) or Paragraph 4(j) hereof, without any Reduction Amount with respect to such annuity policies.

         3. Employment Period. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for a period of three (3) years beginning August 1, 1999 and ending July 31, 2002 (the "Employment Period"). The Employment Period shall automatically extend for additional terms of one (1) year each (individually referred to as a "Renewal Period" and in the plural as the "Renewal Periods") unless the Company or Executive shall have given notice in writing of their intention not to renew the Agreement not less than three (3) months prior to the expiration of the Employment Period or any applicable Renewal Period. The Employment Period, as extended by one or more Renewal Periods, shall hereinafter be deemed to be the Employment Period. Notwithstanding any such termination, Paragraph 5 of this Agreement shall remain in full force and effect.


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         4.   Rights Upon Termination. Executive's right to payment and benefits under this Agreement for periods after the Date of Termination shall be determined in accordance with the following provisions of this Paragraph 4:

         (a) The "Date of Termination" means the date of the Executive's death, the Disability Effective Date, the date on which the termination of the Executive's employment by the Company for Cause or Performance Reasons, as set forth in the notice from the Company is effective, or the date on which the Executive gives the Company notice of a termination of employment, as the case may be. After Executive's termination occurs for any reason, in addition to any other obligations hereunder, the Company shall pay Executive:

              (i) Executive's Salary for the period ending with the Date of Termination;

              (ii) payment for unused vacation days accrued for the year in which Executive's termination occurs, as determined in accordance with Company's policy as in effect from time to time; and

              (iii) any other payments or benefits to be provided to Executive by the Company pursuant to any employee benefit plans or arrangements adopted by the Company, to the extent such amounts are due from the Company. Except as may otherwise be expressly provided to the contrary in this Agreement, nothing in this Agreement shall be construed as requiring Executive to be treated as employed by the Company for purposes of any employee benefit plan following the Date of Termination.

         (b) If Executive's termination occurs for any reason other than the circumstances set forth in Paragraphs 4(c) or 4(d) below, then, except as required by law or otherwise expressly provided in this Agreement or agreed to in writing between Executive and the Company, and except for Salary Continuation Payments that are to be made as provided in Paragraph 5(g), the Company shall have no obligation to make any payments or provide any benefits for periods after the Date of Termination.

         (c) If Executive is terminated by the Company for any reason other than Cause or Performance Reasons, then, in addition to the amounts payable in accordance with Paragraph 4(a), and subject to the last sentence of this Paragraph 4(c), Executive shall be entitled to the following:

              (i) During the 24-month period following his termination, and except to the extent prohibited under the terms of any applicable insurance policy, he shall continue to be covered under the Company's welfare benefit plans to the same extent and on the same terms as those benefits are provided to the Company's active employees.

              (ii) He shall receive from the Company an amount (the "Severance Pay") equal to the product of two times the sum of (x) the Executive's current annual Salary, plus (y) the amount of any Annual Bonus paid to Executive for the preceding calendar year, minus the aggregate amount of Salary Continuation Payments. The Severance Pay shall be paid over the 24-month period commencing on the Date of Termination in equal monthly or



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         more frequent installments in accordance with the Company's normal payroll practices, then in effect.

              (iii) He shall receive from the Company the Salary Continuation Payments in accordance with Paragraph 5(g).

The Company's obligation to provide welfare benefit coverage and make Severance Payments and Salary Continuation Payments under this Paragraph 4(c) shall cease with respect to periods after the earlier to occur of the date of Executive's death, Permanent Disability (hereinafter defined in Paragraph 4(i)) or the date, if any, of the breach by Executive of the provisions of Paragraph 5.

         (d) If Executive terminates his employment hereunder voluntarily, then Executive shall be entitled only to the Salary Continuation Payments provided in Paragraph 5(g) and the amounts payable in accordance with Paragraph 4(a), and Executive shall not be entitled to Severance Pay; provided, however, that if Executive terminates his employment for Good Reason (as defined below), such termination shall not be considered a voluntary termination by Executive and Executive shall be treated as if he had been terminated by the Company pursuant to Paragraph 4(c) above. "Good Reason" means,

              (i) without the express written consent of the Executive, (1) the assignment to the Executive of duties inconsistent in any substantial respect with the Executive's position, authority or responsibilities within the Company, or (2) any other substantial adverse change in such position (including titles, authority or responsibilities) or significant reduction in Salary and/or Annual Bonus;

              (ii) any failure by the Company to comply with any of the provisions of this Agreement, other than an insubstantial and inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Executive; or

              (iii) the Company requires or otherwise takes such action as would require the Executive's relocation.

         (e)  For purposes of this Agreement, the term "Cause" shall mean:

              (i) the Executive knowingly and willfully engages in or manifests his intent to engage in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; or

              (ii) the Executive engages in egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Company, Executive's credibility and reputation no longer conform to the standard of the Company's executives.

         (f) For purposes of this Agreement, the term "Performance Reasons" shall mean:

              (i) a material breach by Executive of the terms of this Agreement; or


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              (ii) Executive's gross misconduct or gross negligence in the performance of his duties.

         (g) In the event that it shall be necessary for Executive to engage in litigation in connection with the enforcement of his rights under Paragraphs (c) and (d) of this Paragraph 4, he shall be entitled to recover from the Company the reasonable attorney's fees and other costs incurred in such legal action, in addition to any other relief to which he may be entitled; provided, however, that Executive ultimately prevails in such litigation.

         (h)  (Intentionally Deleted)

         (i) If Executive's employment is terminated hereunder prior to attaining age 55 for reasons other than Cause or Performance Reasons and under the circumstances set forth in the immediately following paragraph of this subsection (i), Executive has the right to purchase from the Company any one or more of the annuity policies identified on Schedule I attached hereto, provided that Executive gives written notice to the Company within 60 days following the Date of Termination of his intent to exercise such right of purchase and payment therefor is made to the Company within 120 days following the Date of Termination. From and after the time of any such purchase by Executive, the Company shall have no further obligations of any kind with respect to or by reason of the purchased policies or the Deferred Compensation Agreement, whether regarding the payment of any amounts (premiums or deferred compensation or any other amounts) or otherwise.

              If Executive's employment terminates for reasons other than Cause or Performance Reasons, Executive may purchase any one or more of the scheduled policies by paying the Company an amount equal to the greater of (i) the applicable cash value of such policies, without deduction for any penalties or charges applicable upon surrender thereof, or (ii) the aggregate amount of premiums or other sums paid by the Company in connection with the maintenance of such policies from their respective dates of issuance. The "applicable cash value" of the policies means the then total cash value of the policies if termination of employment occurs prior to Executive attaining age 47, and the then guaranteed cash value if termination of employment occurs on or after Executive attains age 47. If requested in writing by Executive, the Company agrees to cooperate with Executive in borrowing against the cash value of the policies in order to provide Executive with funds sufficient to pay the Company the amount due hereunder. From and after the time of any such purchase by Executive, the Company shall have no further obligations of any kind with respect to or by reason of the purchased policies or the Deferred Compensation Agreement, whether regarding the payment of any amounts (premiums, deferred compensation or other amounts) or otherwise.




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         (j)


              (i) If Executive's employment is terminated hereunder prior to or after attaining age 55 by reason of Executive's Permanent Disability (as hereinafter defined), Executive may elect (a) to receive from the Company, at no direct cost to Executive, an unconditional assignment (the "Assignment") of 100% of the Company's ownership interest in any one or more of the annuity policies identified on
         Schedule 1 attached hereto (the "Assignment Option"), or (b) to continue to have the Company maintain the annuity policies identified on Schedule 1, at no cost to Executive ("Maintenance Option"). The Assignment option shall be exercised, if at all, by written notice (the "Exercise Notice") given by Executive to, and received by, the Company not later than the first anniversary of the Date of Termination. The Company shall execute and deliver the Assignment to Executive within thirty (30) days following the Company's receipt of the Exercise Notice. Unless and until the Company receives a timely Exercise Notice, Executive shall be deemed to have elected to pursue the Maintenance Option. From and after the time of any Assignment, the Company shall have no further obligations of any kind with respect to or by reason of such policies or the Deferred Compensation Agreement, whether regarding the payment of any amounts (premiums, deferred compensation or any other amounts) or otherwise. The term "Permanent Disability" shall mean physical or mental disability which renders Executive incapable of performing substantially all of the duties of his employment with the Company, as such employment exists immediately prior to the commencement of such disability (the "Disability Effective Date"), which disability is likely to be permanent and continuing during the remainder of Executive's lifetime.

              (ii) If Executive's employment is terminated hereunder after attaining age 55 for reasons other than Cause or Performance Reasons, Executive may elect, (a) the Assignment Option, or (b) the Maintenance Option, with the qualification that the cost of maintaining the annuity policies following the Date of Termination shall be borne by Executive, but subject to the Company Contribution. The "Company Contribution" means that the Company shall be responsible for the cost of maintaining the annuity policies for the equivalent number of years Executive remains with the Company after age 55. For example, if Executive remains with the Company for 5 years, until age 60, and then voluntarily terminates his employment, the Company will be responsible for the cost of maintaining the annuity policies for 5 years, until age
         65. Executive shall exercise the Assignment Option and/or the Maintenance Option in the same manner as provided in the preceeding subparagraph (i) above. From and after the time of the assignment pursuant to Executive's exercise of the Assignment Option, the Company shall have no further obligation of any kind with respect to or by reason of such policies or the Deferred Compensation Agreement, whether regarding the payment of any amounts (premiums, deferred compensation or any other amounts) or otherwise.

             5. Protection of Company Assets.

         (a) Trade Secret and Confidential Information. Executive recognizes and acknowledges that the acquisition and operation of, and the providing of consulting services for,


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parking facilities is a unique enterprise and that there are relatively few firms engaged in these businesses in the primary areas in which the Parking Companies operates. Executive further recognizes and acknowledges that as a result of his employment with the Parking Companies, Executive has had and will continue to have access to confidential information and trade secrets of the Parking Companies that constitute proprietary information that the Parking Companies are entitled to protect, which information constitutes special and unique assets of the Parking Companies, including without limitation (i) information relating to the Parking Companies' manner and methods of doing business, including without limitation, strategies for negotiating leases and management agreements; (ii) the identity of the Parking Companies' clients, customers, lessors and locations, and the identity of any individuals or entities having an equity or other economic interest in any of the Parking Companies to the extent such identity has not otherwise been voluntarily disclosed by any of the Parking Companies; (iii) the specific confidential terms of management agreements, leases or other business agreements, including without limitation the duration of, and the fees, rent or other payments due thereunder;
(iv) the identities of beneficiaries under land trusts; (v) the business, developments, activities or systems of the Parking Companies, including without limitation any marketing or customer service oriented programs in the development stages or not otherwise known to the general public; (vi) information concerning the business affairs of any individual or firm doing business with the Parking Companies; (vii) financial data and the operating expense structure pertaining to any parking facility owned, operated, leased or managed by the Parking Companies or for which the Parking Companies have or are providing consulting services; and (viii) other confidential information and trade secrets relating to the operation of the Company's business (the matters described in this sentence hereafter referred to as the "Trade Secret and Confidential Information").

         (b) Customer Relationships. Executive understands and acknowledges that the Company has expended significant resources over many years to identify, develop, and maintain its clients. Executive additionally acknowledges that the Company's clients have had continuous and long-standing relationships with the Company and that, as a result of these close, long-term relationships, the Company possesses significant knowledge of its clients and their needs. Finally, Executive acknowledges Executive's association and contact with these clients is derived solely from his employment with the Company. Executive further acknowledges that the Company does business throughout the United States and that Executive personally has significant contact with the Company customers solely as a result of his relationship with the Company in areas including:
Chicago, Los Angeles, and Phoenix.

         (c) Confidentiality. With respect to Trade Secret and Confidential Information, and except as may be required by the lawful order of a court of competent jurisdiction, Executive agrees that he shall:

              (i) hold all Trade Secret and Confidential Information in strict confidence and not publish or otherwise disclose any portion thereof to any person whatsoever except with the prior written consent of the Company;

              (ii) use all reasonable precautions to assure that the Trade Secret and Confidential Information are properly protected and kept from unauthorized persons;

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              (iii) make no use of any Trade Secret and Confidential
         Information except as is required in the performance of his duties for the Company; and

              (iv) upon termination of his employment with the Company, whether voluntary or involuntary and regardless of the reason or cause, or upon the request of the Company, promptly return to the Company any and all documents, and other things relating to any Trade Secret and Confidential Information, all of which are and shall remain the sole property of the Company. The term "documents" as used in the preceding sentence shall mean all forms of written or recorded information and shall include, without limitation, all accounts, budgets, compilations, computer records (including, but not limited to, computer programs, software, disks, diskettes or any other electronic or magnetic storage media), contracts, correspondence, data, diagrams, drawings, financial statements, memoranda, microfilm or microfiche, notes, notebooks, marketing or other plans, printed materials, records and reports, as well as any and all copies, reproductions or summaries thereof.

         Notwithstanding the above, nothing contained herein shall restrict Executive from using, at any time after his termination of employment with the Company, information which is in the public domain or knowledge acquired during the course of his employment with the Company which is generally known to persons of his experience in other companies in the same industry.

         (d) Assignment of Intellectual Property Right. Executive agrees to assign to the Company any and all intellectual property rights including patents, trademarks, copyright and business plans or systems developed, authored or conceived by Executive while so employed and relating to the business of the Company, and Executive agrees to cooperate with the Company's attorneys to perfect ownership rights thereof in the Company or any one or more of the Company. This agreement does not apply to an invention for which no equipment, supplies, facility or Trade Secret and Confidential Information of the Company was used and which was developed entirely on Executive's own time, unless (i) the invention relates either to the business of the Company or to actual or demonstrably anticipated research or development of the Parking Companies, or
(ii) the invention results from any work performed by Executive for the Parking Companies.

         (e) Inevitable Disclosure. Based upon the Recitals to this Agreement and the representations Executive has made in Paragraphs 5(a) and 5(b) above, Executive acknowledges that the Company's business is highly competitive and that it derives significant value from both its Trade Secret and Confidential Information not being generally known in the marketplace and from their long-standing near-permanent customer relationships. Based upon this acknowledgment and his acknowledgments in Paragraphs 5(a) and 5(b), Executive further acknowledges that he inevitably would disclose the Company's Trade Secret and Confidential Information, including trade secrets, should Executive serve as director, officer, manager, supervisor, consultant, independent contractor, owner of greater than 1% of the stock, representative, agent, or executive (where Executive's duties as an employee would involve any level of strategic, advisory, technical, creative sales, or other similar input) for any person, partnership, joint venture, firm, corporation, or other enterprise which is a competitor of the Company engaged in providing parking facility management services because it would be impossible for Executive to serve in any of the above capacities for such a competitor of the

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Company without using or disclosing the Company's Trade Secret and Confidential
Information, including trade secrets.

         (f) Non-Solicitation. Executive agrees that while he is employed by the Company and for a period of eighteen (18) months after the Date of Termination, Executive shall not, directly or indirectly:

              (i) without first obtaining the express written permission of the Company's General Counsel which permission may be withheld solely in the Company's discretion, directly or indirectly contact or solicit business from any client or customer of the Company with whom Executive had any contact or about whom Executive acquired any Trade Secret or Confidential Information during his employment with the Company or about whom Executive has acquired any information as a result of his employment with the Company. Likewise, Executive shall not, without first obtaining the express written permission of the Company's General Counsel which permission may be withheld solely in the Company's discretion, directly or indirectly contact or solicit business from any person responsible for referring business to the Company or who regularly refers business to the Company with whom Executive had any contact or about whom Executive acquired any Trade Secret or Confidential Information during his employment with the Company or about whom Executive has acquired any information as a result of his employment with the Company. Executive's obligations set forth in this subparagraph are in addition to those obligations and representations, including those regarding Trade Secret and Confidential Information and Inevitable Disclosure set forth elsewhere in this Agreement; or

              (ii) take any action to recruit or to assist in the recruiting or solicitation for employment of any officer, employee or representative of the Parking Companies.

         It is not the intention of the Company to interfere with the employment opportunities of former employees except in those situations, described above, in which such employment would conflict with the legitimate interests of the Company. If the Executive, after the termination of his employment hereunder, has any question regarding the applicability of the above provisions to a potential employment opportunity, Executive acknowledges that it is his responsibility to contact the Company so that the Company may inform Executive of its position with respect to such opportunity.

         (g) As additional consideration for the representation and restrictions contained in Paragraph 5, the Company agrees to pay Executive as follows (the "Salary Continuation Payments"):

              (i) if Executive's termination occurs for any reason other than Cause, the sum of $150,000 in equal monthly installments for up to eighteen (18) months following the Date of Termination;

              (ii) if Executive's termination occurs for Cause, the sum of $50,000 in equal monthly installments for up to eighteen (18) months following the Date of Termination.

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In the event Executive breaches this Agreement at any time during the 18-month period following the Date of Termination, the Company's obligation to continue any Salary Continuation Payments shall immediately cease and Executive agrees to return to Company all Salary Continuation Payments paid up to that time.

         (h) Remedies. Executive acknowledges that the Company would be irreparably injured by a violation of the covenants of this Paragraph 5 and agrees that the Company, or any one or more of the Parking Companies, in addition to any other remedies available to it or them for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Executive from any actual or threatened breach of any of the provisions of this Paragraph 5. If a bond is required to be posted in order for the Company or any one or more of the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not exceed a nominal sum. This paragraph shall be applicable regardless of the reason for Executive's termination of employment, and independent of any alleged action or alleged breach of any provision hereby by the Company. If at any time any of the provisions of this Paragraph 5 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area, scope of activity or otherwise, then this Paragraph 5 shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and Executive expressly agrees that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

         (i) Attorneys' Fees. In the event of litigation in connection with or concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover all costs and expenses of litigation incurred by it, including attorneys' fees and, in the case of the Company, reasonable compensation for the services of its internal personnel.

         6. Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified). Nothing contained in Paragraph 5(d) or this Paragraph 6 shall constitute an admission, nor create an inference, that any provision of this Agreement or the application thereof to any party or circumstance, is invalid or unenforceable.

         7. Notices. Any notice which any party shall be required or shall desire to serve upon the other shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid, or sent by facsimile or prepaid overnight courier, to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

                  In the case of Executive to:

                  James A. Wilhelm
                  321 Pinehurst Drive
                  Des Plaines, Illinois 60016

                  In the case of the Company to:

                  APCOA/Standard Parking, Inc.
                  900 North Michigan Avenue
                  Suite 1600
                  Chicago, Illinois 60611
                  Attention: General Counsel

         8. Applicable Law. This Agreement shall be construed in accordance with the laws and decisions of the State of Illinois, without regard to the conflict of law provisions thereof

         9. Nonalienation. The interests of Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of Executive or Executive's beneficiary.

         10. Amendment. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person.

         11. Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

         12. Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business. Executive's duties hereunder are personal and may not be assigned.

         13. Entire Agreement. Except as otherwise noted herein, this Agreement, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, either oral or in writing, if any, between the parties relating to the subject matter hereof.

         14. Acknowledgement by Executive. Executive has read and fully understands the terms and conditions set forth herein, has had time to reflect on and consider the benefits and consequences of entering into this Agreement and has had the opportunity to review the terms hereof with an attorney or other representative, if he so chooses. Executive has executed and delivered this Agreement as his free and voluntary act, after having determined that the provisions contained herein are of a material benefit to him, and that the duties and obligations imposed on him hereunder are fair and reasonable and will not prevent him from earning a livelihood following the Date of Termination.

         IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the day and year first written above.

                                 APCOA/STANDARD PARKING, INC.

                                 By:  [SIG]
                                     ---------------------------
                                 Its:
                                     ---------------------------

                                 EXECUTIVE:

                                 /s/ James A. Wilhelm
                                 -------------------------------
                                 James A. Wilhelm

                         EXECUTIVE EMPLOYMENT AGREEMENT

                                JAMES A. WILHELM


                                   SCHEDULE I

INSURED                                 INSURER                      POLICY #                FACE VALUE(1)
James A. Wilhelm                     Guardian Life                   3060461                  $100,000

James A. Wilhelm                     Guardian Life                   3322652                  $ 50,000

James A. Wilhelm                     Guardian Life                   3515527                  $140,000

James A. Wilhelm                     Guardian Life                   4024974                  $100,000



-------------------------------


(1) The "Face Value" is listed for identification purposes only. It is acknowledged that the amount of the actual Death Benefits payable under any given policy may be greater than the designated Face Value, and that the Death Benefits so payable are not intended to be limited or constrained in any way by reason of the above Face Value listing.

                         DEFERRED COMPENSATION AGREEMENT

          This Agreement is made and entered into as of August 1, 1999 by and between APCOA/Standard Parking, Inc., a Delaware corporation (the "COMPANY"), and James A. Wilhelm (the "EMPLOYEE").

                                    RECITALS

         A. The Company regards the Employee as important to the long-term growth and profitability of the Company and has determined that it would be to the advantage and interest of the Company to provide certain additional compensation to the Employee if the Employee continues his employment with the Company until his retirement or earlier death.

         B. The Employee wishes to be assured that he or his family will be entitled to a certain amount of additional compensation for some definite period of time from and after his retirement from active service with the Company, whether by reason of his death or otherwise.

         C. The parties hereto wish to provide the terms and conditions upon which the Company shall pay such additional compensation to the Employee or his family after his retirement or death.

                                     CLAUSES

         Now, therefore, in consideration of the premises and of the mutual promises contained herein, the parties hereto agree as follows:

          1.   DEFINITIONS.

          (a) "ANNUAL RETIREMENT BENEFIT" means an amount equal to $112,500 per annum which, subject to the conditions set forth herein, is to be paid by the Company to the Employee during the period described in Section 2 hereof.

          (b) "COMMENCEMENT DATE" means the first day of the third month following the Retirement Date, which is May 1, 2019.

          (c) "COMPUTATION DATE" means the May 1 nearest to the date of the Employee's death.


          (d) "DISABLED" OR "DISABILITY" means that the Employee is not able to perform substantially all of the duties of his regular occupation with the Company, except that after the first full twenty-four (24) months of such disability, it means that the Employee is not able to perform substantially all of the duties of his occupation with the Company or any other occupation for which he is or becomes fitted by education, training or experience. The determination of whether the Employee is Disabled shall be made by the Company and shall be final and binding upon the Employee.

          (e) "QUALIFYING DISABILITY PERIOD" means the time during which the Employee is Disabled, but only if the Employee's Disability first occurs while the Employee is in the employ of the Company on a full time basis.

          (f) "RETIREMENT BENEFITS" means the aggregate of all of the Annual Retirement Benefit payments due to the Employee for the period described in Section 2 hereof.

          (g) "RETIREMENT - DATE" means the date on which the Employee attains age sixty-five (65).

          2. RETIREMENT BENEFITS. In consideration of the Employee remaining in its employ, as additional compensation, the Company agrees to pay to the Employee an Annual Retirement Benefit on the Commencement Date and on each anniversary of the Commencement Date until the first to occur of (a) fifteen
(15) such annual payments having been made or (b) the Employee's death. Notwithstanding the foregoing, the Employee will not be entitled to any Retirement Benefits unless the Employee remains in the employ of the Company on a full-time basis without any break or interruption in service (other than a break or interruption in service during a Qualifying Disability Period) from the date hereof to the Retirement Date.

          3. DEATH OF EMPLOYEE. Notwithstanding anything to the contrary herein contained, upon the death of Employee, all of the Company's obligations hereunder shall immediately cease and terminate (except for any unpaid obligations that shall have accrued prior to Employee's death by reason of paragraph 2 above), and the Company thereafter shall have no further obligation hereunder of any kind or nature whatsoever.

          4.   TERMINATION OF EMPLOYMENT. The Company's obligations under
Section 2 are conditioned upon the continuous employment of Employment by the Company (or by one of Its partners or affiliates) until his Retirement Date. If the Employee's employment Is terminated prior to the Retirement Date for any reason whatsoever, except as a result of the Employee's Disability, then the Employee shall not be entitled to any Retirement Benefits provided under this Agreement and all of the Company's obligations hereunder shall immediately lapse and terminate. If the Employee's employment is terminated on account of his Disability, the Employee shall be entitled to the Retirement Benefits on the terms and subject to the conditions set forth herein, but only if his Disability continues until the earlier of (a) his Retirement Date, or (b) the date on which he is re-employed by the Company in substantially the same capacity and performing substantially all of the duties of his employment as at the time the Disability began.

          5. TAX WITHHOLDING. The Company shall report the full amount of the Retirement Benefits as compensation to the Employee in the year in which such amount are paid or as the Company may otherwise determine is required by law. Such amounts will be reflected on the Form W-2 issued to the Employee and will be subject to withholding for federal, state and local income and employment taxes as determined by the Company.

         6. ASSIGNMENT. The Employee shall not have any power or right to transfer, assign, anticipate, pledge, hypothecate or otherwise encumber any part or all of the amounts payable under this Agreement, nor shall such amounts be subject to attachment, garnishment, levy, execution or other legal or equitable process by any creditor of the Employee, and no such benefit shall be transferrable by operation of law in the event of bankruptcy, insolvency or death of the Employee. Any such attempted assignment, transfer or encumbrance shall be null and void and shall terminate the Company's obligations under this Agreement and the Company shall thereupon have no further liability to the Employee.

          7. UNFUNDED ARRANGEMENT. It is the intention of the parties that this Agreement shall constitute an unfunded and unsecured arrangement maintained for the purpose of providing deferred compensation for a select member of the Company's management and/or a highly compensated employee for purposes of Title I of ERISA and for federal income tax purposes. Any and all reserves, investments, insurance policies or other assets that may be set aside or purchased by the Company to fund its obligations hereunder shall belong solely to the Company, and the Employee shall not have any rights, claims or interest therein. The Company's obligations hereunder shall be payable solely from the assets of the Company. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall (a) require the Company to set aside any reserves or other assets to fund its obligations hereunder or (b) create, or be construed to create, a trust of any kind. There is no guaranty that the Company's assets will be sufficient to pay the benefits contained herein. The Employee agrees that no general or limited partner, employee or agent of the Company (and no officer, director, employee, agent or shareholder of the Company's general partner) shall be liable for any obligation of the Company of any loss or claim incurred by the Employee in connection with this Agreement. The Employee hereby releases the Company's general partner or general partners, whether now serving or that may hereafter become admitted as a general partner, from any and all liability to pay the Company's obligations under this Agreement or to contribute or advance funds to the Company to enable it to satisfy such liability.

          8. SUBJECT TO CLAIMS OF CREDITORS. Payments to be made to the
Employee shall be made from assets which, for all purposes, shall continue to be a part of the general assets of the

Company, and no person shall have, by virtue of the provisions of this Agreement, any interest in, preferred claim on or beneficial interest in any of the Company's assets. The rights of the Employee to receive payments from the Company under the provisions hereof shall be a mere unsecured contractual right and shall be no greater than the right of any unsecured general creditor of the Company.

          9. NO PRIOR RIGHTS. This Agreement is not a contract of employment and neither this Agreement nor any action taken hereunder shall be construed as giving the Employee any right to be retained in the employ of the Company or any of its partners or affiliates nor limit the right of the Company to discharge the Employee. This Agreement provides solely for additional compensation for the Employee's services, payable after the termination of his employment with the Company and is not intended to be an employment contract.

          10. INTEGRATION. This Agreement sets forth the entire agreement between the parties with respect to the matters described herein and all prior discussions and negotiations between them with respect to this subject matter are hereby merged into this Agreement. This Agreement supersedes any and all previous agreements between the parties or between the Employee and the general partner of the Company, written or oral, relating to the subject matter hereof.

          11. AMENDMENTS. This Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors or assigns, any may not be otherwise terminated except as provided herein.

          12. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Employee and his successors, assigns, heirs, executors, administrators and beneficiaries.

          13. NOTICES. Any notice, consent or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, return receipt requested, postage repaid, addressed to the Company at its principal office or to the Employee at his last known residence address as shown on the records of the Company. The date of such mailing shall be deemed the date of notice, consent or demand.

          14. ATTORNEY'S FEES. If any action at law or in equity, or any arbitration proceeding, is brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which he may be entitled.

          15. ILLINOIS LAW. This Agreement and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Illinois. Both parties hereby consent to the exclusive jurisdiction of any state or federal court located within Cook County, Illinois, which is the location of the Company's principal office, and agree that any litigation or other proceeding instituted hereunder shall be brought in such county and state. The parties waive any objection they may have based on improper venue or forum non conveniens to the conduct of any proceeding instituted in Cook County, Illinois.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

                                  COMPANY:

                                  APCOA/Standard Parking, Inc.,
                                  a Delaware corporation

                                  By: [sig]
                                     ---------------------------------------
                                  Its:
                                      -------------------------------------


                                  EMPLOYEE:


                                  /S/ James A. Wilhelm
                                  ---------------------------------------
                                      JAMES A. WILHELM